Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-259424) of Nuvve Holding Corp. (the “Company”), of our report dated March 31, 2022, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Moss Adams LLP

San Diego, California
March 31, 2022